Exhibit 4.9(viii)

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

202312 version

Working Capital Loan Contract

Contract Number: JK151324000083

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd.

Legal Representative / Responsible Person: Liu Yuejin

Correspondence Address: Room 18, 17th Floor, Hongyun Building, No. 501 Wuning Road, Putuo District, Shanghai

Telephone: [REDACTED]

Fax: /

Email: info@wiposh.com

Lender: Bank of Jiangsu Co., Ltd. Shanghai Yangpu Sub-branch

Legal Representative / Responsible Person: Wang Yun

Correspondence Address: No. 1546 Dalian Road, Yangpu District, Shanghai

In accordance with relevant national laws and regulations, the parties have reached an agreement through negotiation and hereby enter into this contract, agreeing to abide by all terms and conditions set forth herein.

Article 1: Loan Terms

1.1 Loan Amount: (Currency) Renminbi (in words) Three Million Yuan Only.

1.2 Loan Term: From March 6, 2024 to March 5, 2025.

1.3 Loan Interest Rate

1.3.1 The interest rate for the Renminbi loan shall be the following option A (the checkbox marked with a checkmark shall prevail):

A. The loan under this contract adopts a fixed interest rate, with an annual rate of 3.45% (i.e., based on the most recently published one-year / five-year or above loan prime rate (LPR) of 3.45% as of the day prior to the signing of this contract, plus / minus / basis points (1 basis point equals 0.01 percentage points)), and the interest rate shall remain unchanged during the term of the contract.

B. The loan under this contract adopts a fixed interest rate, with an annual rate equal to the most recently published one-year / five-year or above loan prime rate (LPR) as of the day prior to the loan disbursement date, plus / minus / basis points (1 basis point equals 0.01 percentage points), and the interest rate shall remain unchanged during the term of the contract.

C. The loan under this contract adopts a floating interest rate, with the rate equal to the most recently published one-year / five-year or above loan prime rate (LPR) as of the day prior to the loan disbursement date, plus / minus / basis points (1 basis point equals 0.01 percentage points). The contract interest rate shall be adjusted in accordance with the most recently published loan prime rate (LPR) of the same tenor as of the day prior to the adjustment date, following the above floating mechanism. The adjustment period shall be every (month / quarter / half year / year), and the adjustment date shall be L.

Special Notice: If option B or C above is selected for the loan interest rate, the estimated annual interest rate calculated based on the most recently published one-year / five-year or above loan prime rate (LPR) as of the day prior to the signing of this contract, plus / minus / basis points (1 basis point equals 0.01 percentage points), is L. This rate is for the borrower's reference only. The actual annual interest rate applicable upon loan disbursement shall be as recorded in the loan receipt.

1.3.2 The interest rate for the foreign currency loan shall be the following option:

A. The loan under this contract adopts a fixed interest rate, with a rate of (in words) months (LIBOR / HIBOR / SIBOR) plus / %, resulting in an annual rate of / %, and the contract interest rate shall remain unchanged during the term of the contract.

B. The loan under this contract adopts a floating interest rate, with a rate of (in words) months (LIBOR / HIBOR / SIBOR) plus / %, resulting in an annual rate of / %. The contract interest rate shall be adjusted every / , with the adjustment date being L. The actual annual interest rate applicable upon loan disbursement shall be as recorded in the loan receipt.

1.3.3 Interest calculation

Interest on the loan under this contract shall accrue from the date of loan disbursement based on the actual disbursed amount and the actual number of days the loan is outstanding. Except for the compounding of interest on overdue amounts, simple interest shall be applied. Interest shall be calculated on a daily basis, with the daily interest rate equal to the annual interest rate divided by 360.

1.4 Loan purpose: To purchase wireless charging modules.

The borrower shall strictly use the loan in accordance with the purpose stipulated in this contract. Without the lender's consent, the borrower shall not change the loan purpose or misappropriate the loan.

The borrower undertakes that the loan funds shall not be used in any form for fixed assets, equity investments, or any fields or purposes that violate national credit policies. The funds shall not be used for investments in stocks, bonds, futures, financial derivatives, asset management products, or any illegal activities.

1.5 Loan receipt

The loan receipt serves as the borrower's borrowing certificate under this contract and is an integral part hereof, having the same legal effect as this contract. In the event of any inconsistency between the loan amount, disbursement date, maturity date, interest rate, or other loan terms under this contract and those recorded in the loan receipt, the loan receipt shall prevail.

Article 2: Loan interest settlement

2.1 Interest on the loan under this contract shall be settled on a monthly basis, with the interest settlement date being the twentieth day of each month (or the last month of each quarter). If the final repayment date of the loan principal does not fall on an interest settlement date, any unpaid interest shall be repaid together with the principal.

2.2 The borrower shall pay interest on each interest settlement date. The lender may directly deduct the interest from any account opened by the borrower with Bank of Jiangsu.

Article 3: Default interest and compound interest

If the loan under this contract becomes overdue or is used in a manner inconsistent with the agreed purpose, interest and compound interest shall be calculated using the following method A:

A. For loans with a fixed interest rate, upon maturity (including accelerated maturity), if the borrower fails to repay the loan in full and on time, the lender is entitled to charge default interest at a rate of 50% above the contract interest rate from the date of default. If the borrower uses the loan in a manner inconsistent with the agreed purpose, the lender is entitled to charge default interest at a rate of 100% above the contract interest rate from the date of misappropriation.

Compound interest shall be calculated on overdue interest (including default interest) at the contract interest rate. After the loan becomes overdue, compound interest shall be calculated at the default interest rate.

B. For loans with a floating interest rate, upon maturity (including accelerated maturity), if the borrower fails to repay the loan in full and on time, the lender is entitled to charge default interest at a rate of / % above the then-current floating interest rate from the date of default. If the borrower uses the loan in a manner inconsistent with the agreed purpose, the lender is entitled to charge default interest at a rate of / % above the then-current floating interest rate from the date of misappropriation.

Compound interest shall be calculated on overdue interest (including default interest) at the contract interest rate. After the loan becomes overdue, compound interest shall be calculated at the default interest rate.

Article 4: Conditions for Drawdown

4.1 This contract shall take effect, and the borrower may only draw down the loan upon satisfaction of the following conditions (unless otherwise waived by the lender):

(1) The borrower has opened relevant Renminbi and/or foreign currency accounts with the lender or its branches.

(2) The borrower has provided the lender with legal documents evidencing the borrower's legal existence, including but not limited to the most recent and valid business license, approval certificate, joint venture or cooperation contract, and articles of association.

(3) The borrower has submitted to the lender the drawdown application and the entrusted payment authorization letter.

(4) The guarantee agreements related to this loan have become effective and all lawful and valid guarantee procedures have been completed, and no event of default under the guarantee agreements has occurred on the part of the guarantor during the term of this contract.

(5) All procedures required under this contract and by the lender, including but not limited to approvals, registrations, filings, insurance, notarization, and witnessing, have been completed in full.

(6) The borrower has provided the lender with a capital verification report certifying that the borrower's registered capital has been fully paid in.

(7) In accordance with the borrower's internal authorization system, the borrower has provided the lender with the resolution and authorization letter from the borrower's board of directors and/or shareholders' meeting or other competent authority approving the loan under this contract.

(8) The borrower has provided the lender with supporting documents regarding the use of the loan proceeds under this contract.

(9) The borrower has provided the lender with a loan receipt bearing the borrower's valid seal or chop.

(10) If the lender deems it necessary, the borrower shall arrange for notarization with enforceable effect for the loan contract and guarantee agreements, such as the guarantee contract or mortgage/pledge contract.

(11) The borrower and/or the guarantor have paid all fees payable under this contract, if any.

(12) The borrower has not committed any event of default under this contract or under any other contract entered into with the lender, other branches of Bank of Jiangsu Co., Ltd., or any other third party.

(13) Other drawdown conditions agreed by both parties: none.

Article 5 Drawdown Schedule

Upon satisfaction of all drawdown conditions precedent, the borrower may apply to the lender for a single drawdown or multiple drawdowns. The lender shall review the borrower's credit status. Upon the lender's approval, the specific drawdown amount, term, and interest rate shall be subject to the details recorded on the loan receipt.

Article 6 Payment Method

I. The loan under this contract shall be paid using method 1 below:

1. Entrusted payment method. The lender shall, based on the borrower's drawdown application and payment authorization, transfer the loan funds through the borrower's account to the borrower's transaction counterparties that are consistent with the purposes stipulated in this contract.

2. Self-directed payment method. After the lender disburses the loan funds to the borrower's account based on the borrower's drawdown application, the borrower shall independently pay the funds to the borrower's transaction counterparties that are consistent with the purposes stipulated in this contract, in accordance with the plan determined at the time of application. The borrower undertakes to submit to the lender, within 30 days after the loan disbursement at the latest, corresponding trade contracts, invoices, transfer vouchers, and other documents as required by the lender.

3. Partial entrusted payment method. For any single payment of loan funds exceeding RMB [REDACTED] (or the equivalent converted at the lender's foreign currency buying rate on the date of entrusted payment for foreign currency loans), the entrusted payment method shall apply. The remaining payments may use the self-directed payment method.

II. If any of the following circumstances occur with the borrower, the lender has the right to negotiate with the borrower to supplement the loan payment conditions. If negotiation fails, the lender has the right to suspend payment of the loan funds or demand early repayment of the disbursed loan:

1. The borrower's credit status deteriorates.

2. The profitability of the borrower's main business is weak, or the borrower breaches agreed financial indicators.

3. The borrower fails to pay the loan funds in accordance with the contract.

4. The borrower violates the contract by splitting payments into smaller amounts to circumvent the lender's entrusted payment requirement.

5. The borrower fails to comply with its undertakings.

6. Other circumstances constituting a breach of the contract.

Article 7 Repayment

I. The borrower's sources of repayment include, but are not limited to, operating revenue.

II. The borrower shall repay the loan using method 1 below:

1. Interest paid monthly or quarterly, with the principal repaid in full at maturity, subject to the interest settlement rules stipulated in Article 2 of this contract.

2. Monthly equal installment repayment of principal and interest, meaning that, except for the first and last months, a fixed amount shall be paid each month to repay the loan principal and interest, with the remaining principal and interest repaid on the loan maturity date. The formula for the monthly repayment amount is as follows:

Monthly repayment amount (excluding the first and last months) = loan principal x monthly interest rate x (1 + monthly interest rate)^n / [(1 + monthly interest rate)^n - 1], where n is the number of months of the loan, and the monthly interest rate = annual interest rate / 12.

3. Monthly equal principal repayment, meaning that, except for the first and last months, a fixed amount of principal shall be repaid each month, together with the actual interest accrued for that month, with the remaining principal and interest repaid on the loan maturity date. The formula for the monthly repayment amount is as follows:

Monthly repayment amount (excluding the first and last months) = loan principal / number of months of the loan + (loan principal - cumulative principal repaid) x monthly interest rate, where the monthly interest rate = annual interest rate / 12.

For repayment methods using monthly equal installment repayment of principal and interest or monthly equal principal repayment, the actual amounts of principal and interest payable for each month can be queried by the borrower through Bank of Jiangsu business outlets or electronic channels (including but not limited to mobile banking and online banking).

4. Small and micro "easy repayment" method:

a. Interest paid monthly, with principal repaid in installments every (month/quarter/half year), with each principal installment amount of [REDACTED] (in words: [REDACTED]), and the remaining principal and interest repaid in full at maturity.

b. Amortized repayment over [REDACTED] years. The monthly repayment amount is calculated based on equal installment repayment of principal and interest over [REDACTED] years, with the remaining principal and interest repaid in full at maturity. For example, a 3-year loan amortized over 5 years means the loan principal is calculated using the "monthly equal installment repayment of principal and interest" method over 5 years to determine the monthly repayment amount for months 1 to 35, with the remaining principal and interest repaid in full in month 36.

5. Other repayment methods: none.

III. Repayment Date

1. For the repayment method in item 1 of the preceding paragraph, the loan maturity date shall be the final repayment date, with interest and principal settled together.

2. For the repayment methods in items 2, 3, and 4 of the preceding paragraph, the first repayment date shall be the first interest settlement date / [REDACTED] / year / month / day, and thereafter the repayment date shall be the corresponding day of each month / each quarter-end month / each half-year-end month. If there is no corresponding day, the repayment date shall be the last day of that month. The final repayment date shall be the loan maturity date.

Except for the "Huili Loan" business where repayment dates are not postponed, if any of the above repayment dates falls on a non-banking business day, the repayment date shall be postponed to the next business day, and interest shall be calculated during the postponement period in accordance with this contract.

IV. If the borrower needs an extension, it shall submit a written application to the lender at least 30 business days before the loan maturity date. The extension shall be processed upon the lender's approval.

Section 5. The borrower irrevocably authorizes the lender to deduct from any account opened by the borrower at any level of branch of Bank of Jiangsu Co., Ltd. all matured or accelerated principal, interest, and other related expenses under this contract. If the deducted amount is in foreign currency while the loan currency under this contract is in renminbi, the conversion shall be based on the lender's spot buying rate published on the date of deduction. If the deducted amount is in renminbi while the loan currency under this contract is in foreign currency, the conversion shall be based on the lender's spot selling rate published on the date of deduction. The borrower is obligated to assist the lender in such conversion, and all exchange rate risks shall be borne by the borrower.

Section 6. The borrower shall repay the loan in accordance with the second method below:

1. The borrower shall open a dedicated repayment reserve account with the lender for the loan under this contract. During the term of the loan, the borrower shall deposit all loan proceeds collected into this account and ensure that the account balance at any time is not less than (currency) L (in words) L. This account shall be subject to the lender's supervision and may not be used for settlement. The lender has the right to directly deduct and apply funds from this account to repay the loan principal and interest.

2. The borrower shall open a corporate settlement account with the lender and deposit daily operating cash flows into this account in proportion to the borrower's total credit facility with the lender relative to its total credit facilities with all financial institutions. The account balance at any time shall not be less than (currency) L (in words) L. The borrower must ensure sufficient funds are available in this account to repay the current installment of principal and interest before each repayment date and authorizes the lender to directly deduct and apply funds from this account to repay the loan principal and interest.

Section 7. Any early repayment of part or all of the loan by the borrower requires the lender's consent. Interest on the prepaid portion shall be calculated based on the prepaid principal amount, the actual number of days the funds were used, and the applicable interest rate stipulated in this contract. If the borrower prepays the loan, interest already collected shall not be adjusted. After prepayment, interest on the outstanding loan balance shall continue to be calculated at the applicable interest rate stipulated in this contract.

If the borrower prepays the loan, the lender has the right to require the borrower to pay a penalty in an amount equal to L of the prepaid amount to the lender.

Article 8. Borrower's Representations and Warranties

1. The borrower's legal status complies with the requirements of applicable laws, regulations, and regulatory documents.

2. The borrower has been duly authorized to execute this contract and other related documents and has the capacity to perform its obligations.

3. The execution and performance by the borrower of this contract and other related documents will not, now or in the future, violate any laws, regulations, or regulatory documents, nor conflict with any other contracts, agreements, or obligations to which the borrower is a party.

4. The borrower is currently not subject to any pending litigation, arbitration, or administrative penalty, and, to the borrower's knowledge, no such litigation, arbitration, or administrative penalty is threatened against its assets or income.

5. The borrower shall cooperate with the lender in loan disbursement management, post-disbursement management, and related inspections.

6. The financial statements provided by the borrower truly reflect the borrower's financial condition.

7. All application materials and information concerning the borrower, guarantor, mortgagor, pledgor, collateral or pledged assets, and the project, as set forth in this contract and the security contracts, as well as all representations and warranties made therein, are true, complete, lawful, valid, and accurate, and contain no falsehoods, omissions, misleading statements, or material omissions.

Article 9. Borrower's Rights and Obligations

A. Borrower's Rights

1. The borrower has the right to draw down and use the loan in accordance with the terms of this contract.

2. Subject to the lender's prior written consent, the borrower has the right to transfer its obligations under this contract to a third party.

B. Borrower's Obligations

1. The borrower shall truthfully provide all documents and information requested by the lender, including but not limited to all bank account numbers, deposit and loan balances, loan usage details, asset status, production and business activities, and internal management information.

2. The borrower shall provide monthly financial statements by the 20th of each month and provide annual financial statements (or audited financial statements) to the lender within 120 days after the end of each fiscal year. The borrower shall promptly notify the lender of any changes or modifications to its own circumstances.

3. The borrower shall accept and cooperate with the lender's investigation, supervision, and inspection of its use of credit funds and related production, business, and financial activities.

4. The borrower shall open relevant settlement accounts at Bank of Jiangsu Shanghai Yangpu Branch (Sub-branch).

5. The borrower shall conduct domestic and international settlement, foreign exchange purchase and sale, and other intermediary business with the lender or its branches in a proportion not less than the ratio of the loan under this contract to the borrower's total outstanding balance of borrowings from other financial institutions.

6. The borrower shall use the loan in accordance with the agreed purpose and method set forth in this contract.

7. The borrower shall repay the loan principal, interest, and other amounts payable in full and on time in accordance with the terms of this contract.

8. If the borrower's name, legal representative/ responsible person, registered address, registered capital, or other basic information changes, the borrower shall notify the lender in writing within 5 working days after such change.

9. If any material adverse event occurs or is likely to occur that affects the borrower's or the guarantor's debt servicing ability or guarantee capacity, the borrower shall immediately notify the lender in writing.

10. If the borrower undergoes any major events such as contracting, leasing, change of ownership, asset transfer, outward investment, material increase in debt financing, merger, division, equity transfer, application for business suspension, application for dissolution or bankruptcy, reduction of registered capital, or transfer of creditor's rights or debts, the borrower shall immediately notify the lender in writing and obtain the lender's written consent. The borrower shall implement security measures for the repayment of principal, interest, and other related expenses under this contract as required by the lender.

11. The total amount of guarantees provided by the borrower for the debts of third parties shall not exceed five times the borrower's net assets.

12. If the borrower is a group client, it shall report in writing to the lender within 10 days from the date of any related party transaction with a transaction amount equal to or exceeding 10% of the borrower's net assets. The report shall include, but not be limited to, the affiliation of the transacting parties, the project and nature of the transaction, the transaction amount or corresponding proportion, and the pricing basis (including transactions with no amount or only a nominal amount).

13. The borrower shall insure its property related to the loan with an insurance company as required by the lender and shall fulfill related requirements stipulated by the lender at the time of insurance.

14. If this contract is notarized by a notary public to have compulsory enforcement effect, the borrower agrees to be subject to enforcement by the people's court and waives its right to object.

Article 10. Lender's Rights and Obligations

A. Lender's Rights

1. The lender has the right to require the borrower to provide information and documents related to the loan under this contract.

2. The lender has the right to require the borrower to repay the loan principal and interest on schedule or on an accelerated basis.

3. The lender has the right to understand the borrower’s basic information, production and operation status, financial condition, repayment plan, and information on the guarantor and collateral, and has the right to make excerpts or copies from relevant materials such as accounting books and business records.

4. The lender has the right to supervise the borrower’s use of the loan in accordance with the purposes and methods stipulated in this contract.

5. If the borrower fails to perform any of its obligations under this contract, the lender has the right, in accordance with the provisions of this contract, to change the loan disbursement method, suspend the disbursement of any undrawn loan, and/or demand early repayment of the loan, declaring all loans immediately due and payable.

6. The lender has the right to recover the loan early based on the borrower’s capital return situation.

7. In the event that the borrower undergoes major events such as contracting, leasing, changes in equity, asset transfer, outward investment, material increase in debt financing, merger, division, equity transfer, business suspension, application for dissolution or bankruptcy, reduction of registered capital, assignment of creditor’s rights or debts, consolidation, acquisition or restructuring, weakening of repayment ability, or if the guarantor experiences a decline in guarantee capacity or other major events that jeopardize the lender’s security of creditor’s rights, the lender has the right to demand that the borrower repay all principal and interest under this contract in advance and pay all other related expenses, or demand that the borrower transfer all debts under this contract to a party acceptable to the lender, or demand that the borrower provide other security measures acceptable to the lender.

8. Unless otherwise agreed by both parties, in the event that the borrower is simultaneously in arrears on principal, interest, and fees, the lender has the right to decide the order of repayment of principal, interest, or fees. In the case of installment repayment, if there are multiple matured or overdue loans under this contract, the lender has the right to decide the order of satisfaction for any particular repayment made by the borrower. If there are multiple matured loan contracts between the borrower and the lender, the lender has the right to decide the order of contracts to which each repayment by the borrower shall be applied.

9. Exercise other rights provided by laws, regulations, normative documents, and stipulated in this contract.

2. Obligations of the lender

1. The lender shall disburse the loan to the borrower in accordance with the conditions stipulated in this contract.

2. The lender shall keep confidential the borrower’s financial condition and production and operation status, except as otherwise provided by laws, regulations, and normative documents.

Article 11: Events of Default and Treatment

1. During the term of this contract, any of the following circumstances constitutes an event of default under this contract:

1. The borrower breaches any representation or warranty made under this contract.

2. The borrower fails to fully perform any obligation under this contract or other related documents, including but not limited to failing to pay on time and in full the principal, interest, and other amounts payable under this contract.

3. The borrower changes the use of the loan without following this contract or without the lender’s consent, misappropriates the loan, or uses the loan for money laundering, terrorist financing, or any other illegal or irregular transaction.

4. The borrower voluntarily or involuntarily ceases business, goes into liquidation, is dissolved, restructured, or becomes bankrupt.

5. The borrower provides false materials or conceals material facts.

6. The borrower breaches the financial indicators stipulated in this contract.

7. The borrower’s financial condition deteriorates, potentially affecting the security of the loan, or the borrower intentionally attempts to evade bank debts.

8. The borrower’s loan project plan is cancelled or becomes impossible to implement.

9. The borrower uses false contracts with third parties to obtain funds or credit from the lender or other banks.

10. The borrower engages in or is suspected of engaging in illegal or irregular activities, involving or potentially involving litigation, arbitration, or other legal disputes.

11. The borrower breaches other contracts entered into with the lender, other institutions of Bank of Jiangsu Co., Ltd., or third parties, or disputes arising from such contracts lead to or may lead to litigation or arbitration.

12. The borrower’s controlling shareholder transfers its shares in the borrower, or the borrower’s controlling shareholder, actual controller, legal representative, or senior management undergoes major events, including but not limited to engaging in or being suspected of illegal or irregular activities, involvement in litigation, arbitration, or administrative penalties, severe deterioration of financial condition, declaration of bankruptcy or dissolution, or inability to perform duties.

13. The guarantor defaults, including but not limited to the guarantor providing false information, the guarantor breaching other contracts with the lender, other institutions of Bank of Jiangsu Co., Ltd., or third parties, or disputes arising from such contracts leading to litigation or arbitration, involuntary or voluntary business suspension, significant difficulties in production and operation, material adverse changes in financial condition, engaging in or being suspected of illegal or irregular activities, evading bank debts, undergoing merger and/or acquisition restructuring, or other circumstances that may weaken its guarantee capacity.

14. Other circumstances that jeopardize or may jeopardize the security of the lender’s creditor’s rights.

2. Upon the occurrence of an event of default, the lender has the right to adopt one or more of the following measures depending on the nature and severity of the default:

1. Demand that the borrower rectify the default within a specified period and take remedial measures.

2. Change the disbursement method for undrawn loans under this contract.

3. Demand that the borrower provide additional security acceptable to the lender.

4. Suspend the borrower’s further drawdowns, cancel the undrawn loan facility, declare all principal and interest under this contract immediately due and payable, and recover the loan immediately.

5. Demand that the guarantor perform its guarantee obligations or dispose of the pledged or mortgaged assets.

6. Declare all principal and interest under other loan contracts between the borrower and the lender or other branches of Bank of Jiangsu Co., Ltd. immediately due and payable, and recover all loans immediately.

7. Directly deduct amounts from any account opened by the borrower with any branch of Bank of Jiangsu Co., Ltd. to repay the debts. Any amount not yet due in the aforementioned accounts shall be deemed immediately due and payable, and the deduction shall be handled in accordance with the lender’s rules on early withdrawal (including full and partial early withdrawal). If the deducted amount is in foreign currency and the loan under this contract is in renminbi, the conversion shall be based on the lender’s spot buying rate published on the date of deduction. If the deducted amount is in renminbi and the loan under this contract is in foreign currency, the conversion shall be based on the lender’s spot selling rate published on the date of deduction. The borrower is obligated to assist the lender in handling the conversion, and the exchange rate risk shall be borne solely by the borrower.

8. If this contract is notarized by a notary public and granted compulsory enforcement effect, the lender may apply to the people’s court for compulsory enforcement.

9. Exercise other rights provided by laws, regulations, normative documents, stipulated in this contract, or deemed necessary by the lender.

Article 12: Fees

1. Fees related to this contract, including but not limited to credit investigation, notarization, witnessing, and registration, shall be borne by the borrower.

The expenses incurred shall be borne by each party in accordance with laws, regulations, and normative documents.

2. If the borrower fails to repay the principal and interest of the loan on time, the expenses incurred by the lender for the purpose of collecting the loan principal and interest, including but not limited to announcement fees, service fees, appraisal fees, attorney fees, litigation fees, travel expenses, evaluation fees, auction fees, property preservation fees, and enforcement fees, shall be borne by the borrower.

Article 13 Assignment of Debts

1. Without the prior written consent of the lender, the borrower shall not assign any rights or obligations under this contract to any third party.

2. If, with the prior written consent of the lender, the borrower assigns the rights and obligations under this contract to a third party, such third party shall unconditionally comply with all terms and conditions of this contract.

Article 14 Amendment, Rescission, and Exercise of Rights

1. Unless otherwise agreed in this contract, any amendment or rescission of this contract shall be made in writing upon mutual agreement of both parties.

2. During the term of this contract, any forbearance, indulgence, or delay by the lender in exercising its rights under this contract in response to any breach or delay by the borrower shall not impair, affect, or limit any rights of the lender under this contract or under applicable laws, regulations, and normative documents, nor shall it be deemed as permission or approval by the lender of any act that breaches this contract, nor shall it be deemed as a waiver by the lender of its right to take action in respect of any existing or future breach.

Article 15 The borrower agrees that the claims under this contract, upon notarization, shall be enforceable by compulsory execution. If the borrower fails to perform or fails to fully perform its obligations under the contract, the lender may apply to the competent people's court for compulsory execution.

Article 16 Anti-money laundering clause

1. The borrower undertakes that its application to the lender for the business under this contract is genuine and lawful, does not involve money laundering, terrorism, or other illegal purposes, and does not violate any applicable laws, regulations, or international treaties concerning economic sanctions, trade embargoes, or trade controls. The borrower voluntarily accepts anti-money laundering investigations, provides relevant information in a timely manner, and ensures the accuracy, authenticity, and completeness of such information.

2. The borrower undertakes that the funds involved in borrowing and repaying the loan from the lender are from lawful and compliant sources, and do not involve or are suspected of involving illegal activities such as money laundering, terrorist financing, tax evasion, or fraud.

3. If the lender discovers or has reasonable grounds to suspect that the borrower is involved in or suspected of illegal activities such as money laundering, terrorist financing, or tax evasion, the lender may take necessary money laundering risk control measures, including but not limited to suspending the drawdown of the loan under this contract and declaring the loan prematurely due. The borrower shall bear corresponding compensation liability for any losses incurred by the lender as a result of taking risk control measures or due to the borrower's breach of the anti-money laundering obligations under this clause.

Article 17 Information inquiry and use

1. The borrower irrevocably authorizes Jiangsu Bank Co., Ltd. to inquire about and use various types of information related to the borrower from the date of signing this contract until the termination of the business under this contract, through channels including but not limited to state administrative organs, government departments, business regulatory authorities, third-party social data platforms, and online media. The borrower acknowledges the potential legal consequences arising from the provision of the aforementioned non-public information.

2. The borrower irrevocably undertakes that, in the event of a breach of its obligations under this contract, the lender may report the borrower's default and breach of trust information to credit reference agencies and the banking industry association, and authorizes the relevant banking industry association to share the borrower's breach of trust information among banking financial institutions or even make it public through appropriate means.

3. If the borrower fails to perform its repayment obligations in a timely and full manner as agreed in this contract, the lender has the right to entrust cooperative institutions, law firms, or other lawful and compliant third-party institutions to collect the debt on its behalf. The borrower authorizes and agrees that the lender may collect, process, use, and transmit the borrower's information and data within the scope of this contract for the purpose of debt collection and recovery, and share the borrower's necessary information (such as identity information, contact information, performance information, and performance capability assessment information) with the aforementioned institutions.

4. The borrower voluntarily accepts joint credit restriction and rights protection measures taken by the lender and other banking financial institutions, including but not limited to reducing or suspending credit lines, suspending the opening of new settlement accounts, and suspending the issuance of new credit cards to the legal representative.

Article 18 Notice and Service

1. The borrower confirms that the correspondence address, telephone number, fax number, and email address listed at the beginning of this contract are the borrower's valid service addresses.

2. Notices sent to the borrower shall be deemed served under the following circumstances:

(a) For electronic service (including SMS, email, fax, etc.), service is deemed effective when the sender's device indicates successful transmission.

(b) For personal service, the date on which the sender records the circumstances on the written document or the proof of service at the time of delivery is deemed the effective date of service.

(c) For service by mail (including courier, ordinary mail, registered mail, etc.), service is deemed effective on the fifth calendar day after the date of dispatch by the sender, or on the date the notice is actually delivered to the relevant address or the date the notice is returned (whichever is earlier).

(d) If several of the above methods are used simultaneously, the method that first reaches the other party shall prevail.

3. The following persons are authorized recipients of notices from the lender: for individual borrowers, the borrower themselves, their relatives, property management personnel, doormen, and security guards of the residential community or office building where the above service address is located; for legal persons or unincorporated organizations, the entity itself, its shareholders, its staff, property management personnel, doormen, and security guards of the residential community or office building where the above service address is located.

4. The scope of application of the above service addresses, service methods, and authorized recipients includes: the service of all types of notices, correspondence, appendices, agreements, and other documents during the borrower's performance of this contract from the time of contract formation until the full performance of all obligations, as well as the service of relevant documents and legal instruments in the event of a dispute arising from this contract, including service during all stages of notarization, arbitration, civil litigation proceedings (including first instance, second instance, retrial, and enforcement proceedings, including the disposal of collateral), and special proceedings.

5. If the above service address changes, the borrower shall notify the lender, the people's court, the arbitration institution, or the notary public in writing within three working days from the date of such change. Any notice or document served by the lender, the people's court, the arbitration institution, or the notary public at the above service address before receipt of such written notice of change shall be deemed validly served.

6. If any notice or document is not actually received by the borrower due to an incorrect delivery address provided or confirmed by the borrower, failure to timely notify the lender of a change in the delivery address, or refusal by the recipient or the person authorized to sign to accept delivery, such notice or document delivered in accordance with the methods agreed above shall be deemed to have been effectively delivered, and the risks arising therefrom shall be borne by the borrower.

7. After a dispute or controversy under this contract enters into arbitration or civil litigation proceedings, if the borrower responds to the action and submits a confirmation of service address directly to the arbitration institution or court, and such confirmed address is inconsistent with the service address confirmed under this contract, the address confirmed with the arbitration institution or court shall prevail (such service address shall be subject to the service methods and legal consequences agreed in this contract).

Article 19: Governing Law and Dispute Resolution

The formation, validity, interpretation, performance, and dispute resolution of this contract shall be governed by the laws of the People's Republic of China (for the purposes of this contract only, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan Region of the People's Republic of China). If any dispute arises during the performance of this contract, the parties may resolve it through negotiation or mediation. If negotiation or mediation fails, the dispute shall be resolved in the manner specified in item A below:

A. File a lawsuit with the people's court in the location of the lender.

B. Apply for arbitration with the / Arbitration Commission.

C. File a lawsuit with the people's court in the place where this contract is signed.

Article 20: Other Matters Agreed by the Parties

1. The loan under this contract is a specific drawdown under the credit facility numbered L under the / , and this contract is a valid appendix thereto.

2. All interest, fees, and other charges other than the principal under this contract are inclusive of tax.

3. If the lender needs to entrust other institutions of Jiangsu Bank to perform its rights and obligations under this contract due to business needs, the borrower hereby acknowledges and agrees. Other institutions of Jiangsu Bank authorized by the lender shall have the full right to exercise all rights under this contract and to file a lawsuit in court or submit a dispute to an arbitration institution for adjudication regarding any dispute under this contract.

4. The borrower's financial indicators are agreed as follows: /.

5. /.

Matters not covered in this contract shall be interpreted or handled in accordance with laws, regulations, normative documents, and relevant provisions of competent state authorities.

Article 21: Effectiveness and Termination of the Contract

1. This contract shall become effective upon being signed (by signature or seal) by the legal representative / responsible person or authorized representative of both parties and affixed with the official seals of both parties.

2. This contract shall terminate on the date when all principal, interest, and related fees are fully repaid.

Article 22: This contract is executed in four (4) counterparts, with the lender, the borrower, the guarantor, and the registration institution each holding one (1) copy, each of which shall have the same legal effect.

The borrower confirms that it has read all terms of this contract, particularly those terms involving rights, obligations, responsibilities, and other matters having a material interest to the borrower. The lender has fully explained and clarified the relevant terms at the borrower's request. The borrower fully understands and acknowledges the meaning of the terms of this contract and the corresponding legal consequences, fully accepts all terms of this contract, and its execution of this contract indicates its willingness to be bound by this contract and to assume corresponding responsibilities.

(The following is the signature area, with no further text)

Notice to Customer

Dear Customer,

In accordance with the relevant regulations of the China Banking and Insurance Regulatory Commission and Jiangsu Bank Co., Ltd. (hereinafter referred to as "the Bank"), the Bank strictly prohibits its employees from engaging in the following acts:

1. Organizing or participating in illegal fundraising activities.

2. Introducing institutions or individuals to participate in usury or granting usurious loans to institutions or individuals.

3. Borrowing money from customers.

4. Directly or indirectly participating in private lending, or providing guarantees or acting as an intermediary for private lending by customers or their related parties.

5. Charging any fees other than normal financing costs during business processing.

6. Using customer accounts for fund transit, or using personal or related party accounts to transit funds for customers.

7. Holding a concurrent position or receiving compensation from customers or their related parties.

8. Selling products of third-party institutions that are not authorized by the Bank or for which no agency agreement has been signed.

9. Conducting business on behalf of customers in violation of regulations, or keeping or transmitting important items on behalf of customers in violation of regulations.

10. Accepting or soliciting improper benefits, or engaging in improper benefit transfers in violation of regulations.

To protect your rights and interests, the Bank hereby solemnly advises you as follows:

The above items are strictly prohibited by the Bank. Any act by any employee of the Bank for any reason that falls within the above items is a personal act of such employee and does not represent the will of the Bank. Please exercise caution.

Any fees of any description or any form of deposit charged to you by any other institution or individual are unrelated to Jiangsu Bank Co., Ltd., and Jiangsu Bank Co., Ltd. shall not bear any legal liability arising therefrom.

Please supervise the Bank's employees. If you find any employee of the Bank engaging in the above circumstances, please report it via the Bank's dedicated email address jsyhdflz@jsbchina.cn, or call the Bank's Party Conduct and Integrity Construction Office (telephone: [REDACTED]). The Bank will maintain strict confidentiality.

Jiangsu Bank Co., Ltd.

I (or our company) confirm that I am (or we are) aware of and have carefully read all contents of the Notice to Customer, understand and accept the risks advised by the Bank, and will actively assist in supervising the conduct of the Bank's employees.

Customer Signature/Seal

Date of Signing: March 6, 2024